Contact:

David S. Boone

Chief Operational Officer and Chief Financial Officer

American CareSource Holdings, Inc.

Tel. 972.308.6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS

REPORTS SECOND QUARTER FINANCIAL RESULTS

Dallas, TX, August 2, 2007 – American CareSource Holdings, Inc. (XSI) announced financial results for the second quarter ending on June 30, 2007.

Revenues for the second quarter 2007 were approximately $4.0 million compared to approximately $2.8 million in the second quarter 2006. This represents a 42% increase over the second quarter of 2006. Year to date, revenues were $6.3 million versus $5.3 million year to date 2006 or an increase of 19%

Net loss for the second quarter of 2007 was $716 thousand, or $0.05 per share, compared to $264 thousand, or $0.02 per share in the prior year. Excluding the non-recurring severance charge for the former CEO, the loss would have been $378 thousand or $0.03 per share. Cash used in operations was $566 thousand in the second quarter of 2007 versus $64 thousand in the second quarter of 2006. The company had $3.5 million in cash on hand at the end of the quarter versus $5.0 million at the end of the fourth quarter of 2006.

Edward Berger, Chairman of American CareSource Holdings stated “We are very pleased with the progress the company is making. The second quarter is a turning point as the company has added another major account, Texas True Choice, which began sending claims to us in late May. We hope to have additional announcements in the near future to further support our business model is working.”

About American CareSource Holdings, Inc. (ACS)

American CareSource Holdings, Inc., the first national, publicly traded ancillary care network services company, offering a comprehensive national network of more than 24,000 ancillary providers. Through its product offerings, American CareSource Holdings, Inc. helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The ACS ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(in thousands except per share amounts)	June 30,
	2007	2006
REVENUES
Net Ancillary Health	$4,008	$2,797
Patient Claims Processing	-	33
Net Revenue	4,008	2,830

Total Cost of Revenues	3,478	2,170

Net Margin	530	660

Selling, General, and Administrative Expense	1,210	839
Depreciation and Amortization	84	80

Total Operating Expense	1,294	919

Operating (Loss)	(764)	(259)

Interest (Income)	(50)	(54)
Interest Expense	2	13
Debt Issuance Cost	-	46

Total Other (Income) Expense	(48)	5

Net (Loss) Before Income Tax	(716)	(264)
Income Tax Expense	-	-

Net (Loss)	$(716)	$(264)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.05)	$(0.02)

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended
(in thousands except per share amounts)	June 30,
	2007	2006
REVENUES
Net Ancillary Health	$6,275	$5,229
Patient Claims Processing	-	65
Net Revenue	6,275	5,294

Total Cost of Revenues	5,580	4,215

Net Margin	695	1,079

Selling, General, and Administrative Expense	1,911	1,373
Depreciation and Amortization	162	158

Total Operating Expense	2,073	1,531

Operating (Loss)	(1,378)	(452)

Interest (Income)	(104)	(76)
Interest Expense	6	55
Debt Issuance Cost	47	93

Total Other (Income) Expense	(51)	72

Net (Loss) Before Income Tax	(1,327)	(524)
Income Tax Expense	-	-

Net (Loss)	$(1,327)	$(524)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.09)	$(0.04)